UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2009

CASCADE CORPORATION

(Exact name of registrant as specified in charter)

Oregon	1-12557	93-0136592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 N.E. 201st Avenue

Fairview, Oregon 97024-9718

(Address of principal executive offices) (Zip Code)

(503) 669-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On April 2, 2009, we issued a press release announcing results for our fourth fiscal quarter and fiscal year ended January 31, 2009, and held a conference call regarding the results. The press release is included as Exhibit 99.1 and the transcript of the conference call is included as Exhibit 99.2 to this Form 8-K. This discussion, as well as the press release and the transcript, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference in any filing under the Securities Act of 1933.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2009, our Board of Directors approved reducing the base salaries of our named executive officers and certain other of our officers by 10 percent, effective February 1, 2009. The action, which was taken in light of the global economic downturn, ratified voluntary salary reductions taken by the officers beginning February 1, 2009. Our Board of Directors also reduced retainer fees for directors by 10% effective June 1, 2009.

Also on March 31, 2009, our Board of Directors, on the recommendation of the Compensation Committee, approved an executive cash incentive plan for the fiscal year ending January 31, 2010. The plan, which is structured to protect shareholder value, requires Cascade to achieve (i) pre-tax income (before non-recurring income or expense items that may be included or excluded at the Compensation Committee’s discretion, executive incentive expenses, and stock based compensation expenses) (“AIBT”) of at least $22 million and (ii) cash flow from operations less maintenance capital expenditures and excluding cash expenses related to our European restructuring plan (“Free Cash Flow”) of at least $46 million in order for participants to receive any cash incentive payments under the plan. Once these minimum targets for AIBT and Free Cash Flow have been met, if Free Cash Flow is between $46 million and $50 million, participants will receive a specified percentage (depending on position) of their salary as a cash incentive payment. If Free Cash Flow is between $50 million and $54 million, participants will receive an increased percentage of their salary as a cash incentive payment. If Free Cash Flow exceeds $54 million, participants will receive a specified percentage of Free Cash Flow. Cash incentive payments for each participant are limited to a maximum award amount. Executives participating in the plan include our named executive officers (as that term is defined in Item 402(a)(3) of Regulation S-K) and certain other of our officers. Our Board of Directors has reserved discretion to adjust the terms governing cash incentive payments if economic or business conditions warrant. A copy of the executive incentive plan as it applies to our named executive officers is attached to this report as Exhibit 10.1.

Our Board of Directors also approved incentive payments to the named executive officers listed below based on our results for the fiscal year ended January 31, 2009:

Named Executive Officer	Fiscal 2009 Incentive
Robert C. Warren, Jr., President and Chief Executive Officer	$—
Richard S. Anderson, Senior Vice President and Chief Operating Officer	—
Joseph G. Pointer, Chief Financial Officer	68,000
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	52,000
Michael E. Kern, Vice President-Construction Attachment Division	45,000

The incentive payments of the executives named above were made under an executive incentive plan for the fiscal year ended January 31, 2009, under which the executives were eligible to receive a specified percentage (depending on position) of AIBT if AIBT exceeded $55 million. AIBT for fiscal 2009 was $58.2 million. Under the executive cash incentive plan for fiscal 2009, calculated incentive awards for Mr. Warren and Mr. Anderson were $222,076 and $105,769, respectively, but the Compensation Committee and the Board of Directors concurred with the recommendation of Mr. Warren and Mr. Anderson that they forego cash incentive awards for fiscal 2009. The Compensation Committee elected to not make any other adjustments for individual performance in fiscal 2009.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are included with this report:

10.1	Fiscal Year 2010 Executive Incentive Plan

99.1	Press release issued on April 2, 2009.

99.2	Transcript of conference call held on April 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cascade Corporation

By:	/s/ JOSEPH G. POINTER
Joseph G. Pointer Chief Financial Officer

Dated: April 6, 2009

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